UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
 OF THE SECURITIES EXCHANGE ACT OF 1934

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EDCI Holdings, Inc.

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TABLE OF CONTENTS

PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE REGISTRANT
ELECTION OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
GRANTS OF PLAN-BASED AWARDS
AUDIT COMMITTEE REPORT
CODE OF ETHICS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS

EDCI Holdings, INC.
 1755 Broadway, 4th Floor
 New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2009

The 2009 Annual Meeting of the Stockholders of EDCI Holdings, Inc., a Delaware corporation (the “ Company ”), will be held at the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017 at 9:00 a.m. local time for the following purposes:

•	To elect two Class I Directors,

•	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company, and

•	To transact any other business that may properly come before the 2009 Annual Meeting and any adjournment(s) or postponement(s) thereof.

The close of business on March 23, 2009 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 2009 Annual Meeting and any adjournment(s) or postponement(s) thereof. A Proxy Statement, a form of proxy and the Company’s 2008 Annual Report are enclosed with this Notice.

You may vote your shares in person at the 2009 Annual Meeting, via the Internet, by telephone or by mail. Please refer to the section “How do I vote?” for detailed voting instructions. If you choose to vote in person at the Annual Meeting, via the Internet or by telephone, you do not need to mail in a proxy card. A list of stockholders entitled to vote at the 2009 Annual Meeting will be open to the examination of any stockholder for any purpose relevant to the 2009 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 2009Annual Meeting at the Company’s offices located at 1755 Broadway, 4th floor, New York, New York and will be available at the meeting for such purpose.

Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 2009 Annual Meeting, is requested to SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Clarke H. Bailey
        Chairman
                April 3, 2009

EDCI HOLDINGS, INC.
 PROXY STATEMENT

2009 ANNUAL MEETING

Why did I receive a Notice regarding the availability of Proxy Materials?

In accordance with new Securities and Exchange Commission rules, instead of mailing a printed copy of our proxy materials, we may now send a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials via the Internet and submit your vote via the Internet or telephonically.

In addition, you may request to receive future proxy materials on an ongoing basis (i) electronically by e-mail or (ii) in printed form by mail. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. Your election to receive proxy materials by e-mail or by mail will remain in effect until you terminate it.

What is the purpose of the Proxy Materials?

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EDCI Holdings, Inc. (“EDCI ” or the “ Company ”) of proxies for use at the 2009 Annual Meeting of Stockholders to Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017 at 9:00 a.m. local time, and any adjournment(s) or postponement(s) thereof.  These materials are being made available on or about April 6, 2009.  All stockholders of record as of the close of business on March 23, 2009, are entitled to attend the 2009 Annual Meeting and to vote on the items of business outlined in this proxy statement.  If you choose not to attend the 2009 Annual meeting, you may vote your shares via the internet, by telephone or by mail.

Am I entitled to vote?

You are entitled to vote if our records indicate that you held shares as of the close of business on March 23, 2009. All stockholders of record are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting. On March 23, 2009, there were 6,699,957 shares of EDCI’s common stock outstanding.

What is the difference between holding shares as a beneficial owner in street name and a stockholder of record?

If your shares are held in street name through a broker, bank, trust or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares.

Your broker, bank, trust or other nominee has the discretion to vote on routine corporate matters presented in the proxy materials without your specific voting instructions. Your broker, bank, trust or other nominee does not have the discretion to vote on non-routine matters. If you hold your shares in street name, you, the beneficial owner, are not the stockholder of record, and therefore you may not vote these shares in person at the 2009 Annual Meeting unless you obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares.

If your shares are registered directly in your name with EDCI’s transfer agent, American Stock Transfer & Trust Company, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to EDCI or to a third party, or to vote in person at the 2009 Annual Meeting.

How do I request paper copies of the proxy materials?

You may request paper copies of the 2009 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

How do I vote?

By Internet or Telephone

You may vote electronically via the Internet at www.proxyvote.com. If you wish to vote by telephone you will need to request paper copies of the materials in order to obtain a Voting Instruction Form which contains a specific telephone number for your broker, bank, trust or other nominee. Votes submitted telephonically or via the Internet must be received by 11:59 PM (EST) on May 18, 2009.

In Person

If you hold EDCI shares in street name through a broker, bank, trust or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote at the 2009 Annual Meeting. To request a legal proxy please follow the instructions at www.proxyvote.com.

If you hold EDCI shares directly in your name as a stockholder of record, you may vote in person at the 2009 Annual Meeting. Stockholders of record are entitled to one vote per share of common stock held for each matter submitted for vote at the meeting. Stockholders of record also may be represented by another person at the 2009 Annual Meeting by executing a proper proxy designating that person.

By Mail

To vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the Voting Instruction Form and return it in the prepaid return envelope provided. Our proxy distributor, Broadridge Financial Solutions, Inc. (“Broadridge”) must receive your Voting Instruction Form no later than close of business on May 18, 2009.

What are the proposals to be considered at the 2009 Annual Meeting?

At the annual meeting, the Company will ask its stockholders to:

(1)	elect two Class I Directors, each for a three-year term; and

(2)	ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company.

What are the Board of Directors recommendations?

The Board of Directors recommends that the stockholders vote “FOR” the election of the Board of Directors’ nominees for director and “FOR” ratification of the selection by the Board of Directors of Ernst & Young LLP as the Company’s independent public accountants for the 2009 fiscal year.

The Company’s Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting or any adjournments or postponements of the annual meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment. If necessary to solicit additional proxies, the Company may ask its stockholders to vote upon the adjournment or postponement of the annual meeting.

What vote is necessary to approve each item?

Proposal One

The two nominees for director receiving a plurality of the votes cast at the meeting will be elected as directors to serve until the expiration of their terms or until their successors have been duly elected or qualified. If you do not vote “FOR” a particular nominee or you indicate “WITHHELD” on your proxy card, your vote will neither be counted for or against the nominee. Abstentions and broker non-votes will not affect the outcome of this proposal.

Proposal Two

Ernst & Young LLP will be ratified as the Company’s independent accountant for the 2009 fiscal year if a majority of shares represented at the annual meeting and eligible to vote on the matter consent to the proposal. If you do not vote “FOR” the appointment of Ernst & Young LLP or you indicate “WITHHELD” on your proxy card, your vote will count against the proposal. C    Broker non-votes will not affect the outcome of this proposal because the shares will not be considered eligible to vote on this proposal. Abstentions will be treated as a vote against the proposal.

Can I revoke my proxy?

Yes. If your shares are held in street name through a broker, bank, trust or other nominee, you may revoke any proxy that you previously granted or change your vote at any time prior to 11:59 PM (EST) on May 18, 2009, by entering your new vote electronically via the Internet at www.proxyvote.com using the account, control and pin numbers that you previously used or telephonically using the number indicated on your Voting Instruction Form. If you desire to change your vote by mail, you must first request paper copies of the materials and mail your new Voting Instruction Form using the prepaid return envelope provided. However, your new instructions must be received before the close of business on April 23, 2009.

You also may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

•	Delivering a written notice of revocation to EDCI’s Corporate Secretary at the address on the Notice of Annual Meeting;

•	Executing and delivering to the Corporate Secretary a later-dated proxy; or

•	Attending the meeting and voting in person.

What constitutes a quorum?

Holders of one-third of the total outstanding shares of Common Stock will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Listed in the following table are the beneficial owners known to the Company as of March 23, 2009, of more than 5% of the outstanding Common Stock. In addition, this table includes the number of shares of Common Stock beneficially owned by each director and each of the executive officers listed in the Summary Compensation Table, and the number of shares owned by directors and executive officers as a group. Except as noted below, the address of the beneficial owners is EDCI Holdings, Inc., 1755 Broadway, 4th floor, New York, New York 10019.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)		Percent of Class

Clarke H. Bailey	113,311	(2)	1.66%
Michael W. Klinger	295		*
Thomas Costabile	—		*
Matthew K. Behrent	2,000		*
Roger J. Morgan	—		*
Jordan M. Copland	11,500		*
Ramon D. Ardizzone	22,768	(3)	*
Donald S. Bates	11,923	(4)	*
Cliff O. Bickell	16,429	(5)	*
Peter W. Gilson	16,691	(6)	*
Horace H. Sibley	15,171	(7)	*
Howard W. Speaks, Jr.	13,191	(8)	*
Robert L. Chapman, Jr. et al(11)	947,467	(9)	14.14%
All directors and executive officers as a group (14 persons)	1,168,746	(10)	17.44%
State of Wisconsin Investment Board(12)	654,430		9.77%
Dimensional Fund Advisors, Inc.(13)	342,749		5.12%

*	Less than 1%.

(1)	In each case the beneficial owner has sole voting and investment power except as otherwise noted.

(2)	Includes 70 shares held by Mr. Bailey’s son and 75,053 shares that may be acquired at or within 60 days of March 23, 2009, pursuant to the exercise of options.

(3)	Includes 14,000 shares that may be acquired at or within 60 days of March 23, 2009 pursuant to the exercise of options.

(4)	Includes 103 shares held by Mr. Bates’ spouse and 9,000 shares that may be acquired at or within 60 days of March 23, 2009 pursuant to the exercise of options.

(5)	Includes 5,000 shares that may be acquired at or within 60 days of March 23, 2009 pursuant to the exercise of options.

(6)	Includes 9,000 shares that may be acquired at or within 60 days of March 23, 2009 pursuant to the exercise of options.

(7)	Includes 9,000 shares that may be acquired at or within 60 days of March 23, 2009 pursuant to the exercise of options.

(8)	Includes 9,000 shares that may be acquired at or within 60 days of March 23, 2009 pursuant to the exercise of options.

(9)	Includes 2,000 shares that may be acquired at or within 60 days of June March 23, 2009 pursuant to the exercise of options.

(10)	Includes 132,053 shares that may be acquired at or within 60 days of March 23, 2009 pursuant to the exercise of options.
(11)
Robert L. Chapman, Jr., Chap-Cap Activist Partners Master Fund, Ltd., Chap-Cap Partners II Master Fund, Ltd., and Chapman Capital L.L.C. jointly report beneficial ownership of certain shares of Common Stock. Chap-Cap Activist Partners Master Fund, Ltd. has shared voting power and sole dispositive power over 553,481 shares, Chap-Cap Partners II Master Fund, Ltd. has shared voting power and sole dispositive power over 351,887 shares, Chapman Capital L.L.C. has shared voting and dispositive power over 905,368 shares and Mr. Chapman has shared voting and dispositive power over 905,368 shares and sole voting and dispositive power over 42,099 shares (which includes the options referenced in footnote 9 above). Mr. Chapman’s and the reporting entities’ address is 1007 N. Sepulveda Blvd. #129, Manhattan Beach, CA 90267.

(12)	The address of State of Wisconsin Investment Board (“SWIB”) is P.O. Box 7842, Madison, Wisconsin 53707. The information about SWIB is based on the Schedule 13G filed by SWIB on January 30, 2009.

(13)
The address of Dimensional Fund Advisors, Inc. (“DFA”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is based on the Schedule 13G filed by DFA on February 9, 2009. Such shares are owned by certain investment companies, commingled group trusts and accounts with respect to which DFA acts as an investment advisor or manager. DFA disclaims beneficial ownership of all such shares.

EXECUTIVE OFFICERS OF THE REGISTRANT

Robert L. Chapman, Jr; age 42; Chief Executive Officer of the Company and Entertainment Distribution Company, LLC, a majority owned subsidiary of the Company (“ EDC, LLC ”) since January, 2009;  Director of the Company since November 2007; Founder and Managing Member of Los Angeles, CA-based Chapman Capital L.L.C., an investment advisor focusing on activist and turnaround investing, since May 1996; Co-manager of the Value Group within Scudder Stevens & Clark from 1993 to 1995, which followed employment with NatWest Securities USA from 1991 to 1993, Junction Advisors from 1990 to 1991, and Goldman, Sachs & Co from 1987 to 1989.

Michael W. Klinger; age 49; Executive Vice President, Chief Financial Officer, and Treasurer of the Company since September 2008 and Executive Vice President and Chief Financial Officer of EDC, LLC since September 2008 ; Vice President, Finance of the Company since 2005; Director of Business Operations with Polygram Records and Universal Music Group from 1989 – 2005.

            Matthew K. Behrent; age 39; Executive Vice President, Corporate Development of the Company and EDC, LLC since November 2007; Senior Vice President & Chief Acquisitions Officer of the Company from July 2005 to November 2007; Vice President of Revolution Partners from March 2004 until June 2005; Associate at Credit Suisse First Boston from June 2000 until January 2003; Associate at Cleary Gottlieb Steen & Hamilton from June 1998 until May 2000.

            Roger J. Morgan; age 45; Executive Vice President International Operations of EDC, LLC since June 2005; Head of Operations Universal Manufacturing & Logistics International from January 2005 to May 2005; Chief Financial Officer of Universal Manufacturing & Logistics International from July 1999 to December 2004.

PROPOSAL ONE— ELECTION OF DIRECTORS

The total number of directors on the Company’s Board of Directors is eight. Pursuant to the Company’s certificate of incorporation and by-laws, the Board of Directors is divided into three classes each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 2009 Annual Meeting, two Class I Directors are to be elected. As proposed and recommended by the Governance and Nominating Committee, the Board of Directors has nominated Clarke H. Bailey and Peter W. Gilson each of whom is currently serving as a director of the Company, for election as Class I Directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2012, and until their respective successors shall have been elected and qualified.

The Board of Directors recommends a vote FOR all of the nominees. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 2009 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors.

Biographical information follows for each person nominated and each person whose term as a director will continue after the 2009 Annual Meeting.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS UNTIL THE 2012 ANNUAL MEETING

Name	Age	Positions with Company, Business Experience and Other Directorships

Clarke H. Bailey	54
Director of the Company since December 1990; Interim Chief Executive Officer of the Company from September 2008 to January 2009; Chief Executive Officer of the Company from October 2003 to November 2006; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; Acting Chief Executive Officer of the Company from May 1994 to December 1994; Director of Iron Mountain Incorporated; Director of ACT Teleconferencing, Inc.

Peter W. Gilson	69
Director of the Company since March 1997; Chairman of the Board of Directors of Swiss Army Brands, Inc. from May 1998 to August 2002; Chairman of the Executive Committee of Swiss Army Brands, Inc. from 1998 to May 2002; President, Chief Executive Officer and Director of Physician Support Systems, Inc. from 1991 to December 1997.

DIRECTORS CONTINUING IN OFFICE AS CLASS II DIRECTORS UNTIL THE 2010 ANNUAL MEETING

Name	Age	Positions with Company, Business Experience and Other Directorships

Horace H. Sibley	69	Director of the Company since August 1997; Partner with the law firm of King and Spalding from 1973 to December 2001.
Howard W. Speaks, Jr.	61
Director of the Company since May 2001; Chief Executive Officer of Rosum Corp, a maker of global positioning system products, since August 2003; President and Chief Operating Officer of Kyocera Wireless Corp., a developer and manufacturer of wireless phones and accessories, from August 2001 to August 2003; President and Chief Executive Officer of Triton Network Systems, Inc., a wireless communications equipment company, from September 1999 to August 2001; Executive Vice President and General Manager, Network Operators Group of Ericsson, Inc. from January 1999 to September 1999; Executive Vice President and General Manager, Wireless Division of Ericsson, Inc. from January 1998 to December 1999; Vice President, Western Region of Ericsson, Inc. from 1995 to 1997; Director of Triton Network System, Inc.

Robert L. Chapman, Jr.	42
Director of the Company since November 2007; Chief Executive Officer of the Company since January 2009;  Founder and Managing Member of Los Angeles, CA-based Chapman Capital L.L.C., an investment advisor focusing on activist and turnaround investing, since May 1996; Co-manager of the Value Group within Scudder Stevens & Clark from 1993 to 1995, which followed employment with NatWest Securities USA from 1991 to 1993, Junction Advisors from 1990 to 1991, and Goldman, Sachs & Co from 1987 to 1989. Mr. Chapman serves on the Board of Directors as a nominee of Chap-Cap Activist Partners Master Fund, Ltd., Chap-Cap Partners II Master Fund, Ltd., Chapman Capital L.L.C. and Robert L. Chapman, Jr.  (collectively, the “ Stockholders ”) pursuant to a Stockholders Agreement discussed below.

DIRECTORS CONTINUING IN OFFICE AS CLASS III DIRECTORS UNTIL THE 2011 ANNUAL MEETING

Name	Age	Positions with Company, Business Experience and Other Directorships

Ramon D. Ardizzone	71
Director of the Company since November 1992; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994.

Cliff O. Bickell	64
Director of the Company since October 2004; Acting President, Scientific Games, Inc. Printed Parts Division from January 2008; Full-time and part-time consultant to Scientific Games, Inc. from January 2007 to December 2007; President, Scientific Games, Inc. Printed Products Division from September 2000 to December 2006; Vice President, Chief Financial Officer and Treasurer of Scientific Games, Inc. from January 1995 to August 2000; Vice President, Chief Financial Officer, and Treasurer of Paragon Trade Brands, Inc. from May 1992 to January 1995.

In connection with Mr. Chapman’s appointment to the Board of Directors, the Company and the Stockholders entered into a stockholders agreement dated November 5, 2007 (the “ Stockholders Agreement ”). The Stockholders Agreement provides for Mr. Chapman’s appointment to the Board of Directors and obligates the Company to nominate a designee selected in accordance with the Stockholders Agreement, recommend the designee for election to the Board of Directors and solicit proxies in his/her favor, in each case, until the termination date of the Stockholders Agreement. Upon the termination of the Stockholders Agreement, the Stockholders’ designee shall resign from the Board of Directors. In addition, until the termination date of the Stockholders Agreement, the Stockholders will vote (a) in favor of director nominees recommended by the Board of Directors, (b) in accordance with the recommendation of the Board of Directors on certain stockholder proposals and (c) in their discretion with respect to all other proposals.

The Stockholders Agreement also provides that until the termination date, the Stockholders will not, among other things, (a) solicit proxies or submit any proposal for consideration at any meeting of the stockholders of the Company, (b) engage in, or form or participate in a group which proposed to take, any of the activities prohibited by paragraphs (a) through (j) of Item 4 of Schedule 13D promulgated by the Securities and Exchange Commission, provided that the Stockholders shall not be restricted from buying or selling the Company’s voting securities as long as the aggregate beneficial ownership of the Stockholders (1) does not exceed 20% of the total outstanding voting securities of the Company and (2) is not less than 5% of the total outstanding voting securities of the Company (a “ Schedule 13D Transaction ”).

The Stockholders Agreement will terminate upon the earliest to occur of one of the following: (a) the date of the annual stockholder meeting of the Company to be held during 2009; (b) if there is no longer a Chapman Designee on the Board of Directors; (c) the first date on which (i) a Stockholder engages in any of the activities prohibited by the Stockholders Agreement (following a three business day cure period), (ii) a Stockholder engages in a Schedule 13D Transaction, or (iii) the filing of certain amendments to the Schedule 13D previously filed by certain of the Stockholders; (d) if the Stockholders own less than 5% of the total outstanding voting securities of the Company or own more than 20% of the total outstanding voting securities of the Company; or (e) the first date on which (i) the Company is no longer required to file periodic reports with the Securities and Exchange Commission or (ii) any person or group of related persons (within the meaning of Section 13(d) of the Exchange Act) shall become the beneficial owner of shares representing more than 50% of the aggregate ordinary voting power represented by the Company’s issued and outstanding voting stock; provided that in the case of the termination events described in clauses (c), (d) and (e) above, termination shall occur only after an affirmative determination by the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors met 9 times during 2008. The Board of Directors operates under the terms of a charter, a copy of which is available on the Company’s website at www.edcih.com under the headings “Investor Center” and “Corporate Governance.” The full Board of Directors has determined that the following directors are independent under the standards set forth in the Board of Directors charter and the listing standards of NASDAQ: Donald S. Bates, Cliff O. Bickell, Peter W. Gilson, Horace H. Sibley, Howard W. Speaks, Jr, and Robert L. Chapman, Jr., who was independent prior to his appointment as Chief Executive Officer of the Company and EDC on January 2, 2009. The independent directors met in executive session 4 times during 2008.

The Board of Directors has standing Audit, Governance and Nominating, and Compensation and Plan Administration Committees. Each of these committees operates under the terms of a charter, a copy of which is available on the Company’s website at www.edcih.com under the headings “Investor Center” and “Corporate Governance.” The functions and membership of the Audit, Governance and Nominating and Compensation and Plan Administration Committees are set forth below.

Each member of the Board of Directors attended 90% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during 2008.

Audit Committee

Cliff O. Bickell, Donald S. Bates, and Horace H. Sibley served on the Audit Committee in 2008. The Audit Committee met 10 times during 2008. All of the members of the Audit Committee are independent directors within the meaning of applicable NASDAQ listing standards. The Board of Directors has determined that Mr. Bickell is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders and on the Company’s processes and procedures for the management of business and financial risks. The function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community in monitoring:

•	the accounting and reporting practices of the Company,

•	the Company’s compliance with legal and regulatory requirements related to financial reporting,

•	the qualifications and independence of the Company’s independent registered public accounting firm,

•	the performance of the Company’s internal audit function and independent registered public accounting firm, and

•	the quality and integrity of the financial reports of the Company.

A full description of the Audit Committee’s primary responsibilities, operating principles, and relationship with the internal auditor and the independent registered public accounting firm is contained in the Audit Committee Charter, a copy of which is available on the Company’s website at www.edcih.com  under the headings “Investor Center” and “Corporate Governance.”

Governance and Nominating Committee

Horace H. Sibley, Cliff O. Bickell, and Peter W. Gilson served on the Governance and Nominating Committee in 2008. All of the members of the Governance and Nominating Committee are independent directors within the meaning of applicable NASDAQ listing standards. The Governance and Nominating Committee met 6 times during 2008. The Governance and Nominating Committee’s functions include assisting the Board of Directors in ensuring that it is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company by developing and implementing policies and processes regarding corporate governance matters, by assessing Board of Directors membership needs, and by proposing director candidates to the Board of Directors. The Governance and Nominating Committee is also responsible for reviewing and recommending action to the Board of Directors concerning related party transactions or relationships involving a possible conflict of interest between the Company and either a director or a senior executive officer.

In identifying potential director candidates, the Governance and Nominating Committee seeks input from other members of the Board of Directors and executive officers and also considers recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Governance and Nominating Committee. The Governance and Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the Annual Meeting of Stockholders, so long as such recommendations are submitted in accordance with the procedures described below.

The Governance and Nominating Committee has not set specific, minimum qualifications that must be met by a director candidate. Rather, in evaluating candidates for recommendation to the Board of Directors, the Governance and Nominating Committee considers the following factors, in addition to any other factors that it deems appropriate:

•	whether the candidate is of the highest ethical character and shares the values of the Company,

•	whether the candidate’s reputation, both personal and professional, is consistent with the image and reputation of the Company,

•	whether the candidate’s characteristics, experiences, perspectives and skills would benefit the Board of Directors given the current composition of the Board of Directors,

•	whether the candidate is “independent” as defined by NASDAQ listing standards and other applicable laws, rules or regulations regarding independence,

•
whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in NASDAQ listing standards or any other applicable laws, rules or regulations,

•
whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or violate any applicable NASDAQ listing standard or other applicable law, rule or regulation,

•
whether the candidate’s service as an executive officer of another company or on the boards of directors of other public companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director, and

•
if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

•	whether the candidate has specific skill sets that are important to the Company’s future success.

Qualified candidates are selected for recommendation to the Board of Directors by majority vote of the Governance and Nominating Committee. The Board of Directors, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for filling vacancies and selecting nominees for election as directors at the Annual Meeting of Stockholders, with the primary emphasis on the guidelines set forth above.

Stockholders who wish to recommend director candidates for consideration by the Governance and Nominating Committee may do so by mailing a written recommendation to Chairman, Governance and Nominating Committee, c/o Secretary, EDCI Holdings, Inc., 1755 Broadway, 4th floor, New York, New York 10019. Such recommendation must include the following information:

•	the name and address of the stockholder submitting the recommendation, the beneficial owner, if any, on whose behalf the recommendation is made and the director candidate,

•
the class and number of shares of stock of the Company that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation,

•	full biographical information concerning the director candidate, including a statement about the director’s qualifications,

•
all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission,

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made, and

•	a written consent of the candidate (1) to be named in the Company’s proxy statement and stand for election if nominated by the Board of Directors and (2) to serve if elected by the stockholders.

Recommendations by stockholders for director candidates to be considered by the Governance and Nominating Committee must be submitted not later than the 120th calendar day before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The submission of a recommendation by a stockholder in compliance with these procedures will not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy statement.

The by-laws of the Company also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted to the Secretary of the Company in accordance with the procedures specified in Section IX of Article II of the Company’s by-laws as described under “PROPOSALS OF STOCKHOLDERS” below. The Company’s by-laws require the presiding officer of the Annual Meeting of Stockholders to refuse to acknowledge the nomination of any person that is not submitted in compliance with such procedures.
.
Compensation and Plan Administration Committee

Howard W. Speaks, Jr., Donald S. Bates and Peter W. Gilson served on the Compensation and Plan Administration Committee in 2008. All of the members of the Compensation and Plan Administration Committee are independent directors within the meaning of applicable NASDAQ listing standards. The Compensation and Plan Administration Committee met 5 times during 2008. The function of the Compensation and Plan Administration Committee is to develop and review all compensation philosophies and practices and to review and approve all bonus and incentive programs, as well as all compensation and benefits for executive officers. The Compensation and Plan Administration Committee is also responsible for reviewing, overseeing and making recommendations to the Board of Directors on the Company’s incentive stock plans, employee stock purchase plan and 401(k) plan and for reviewing and recommending to the Board of Directors compensation and benefits for the Board of Directors. The charter of the Compensation and Plan Administration Committee does not provide for the delegation by the committee of its duties to any other committee or executive officers of the Company. Regarding most compensation matters, including executive and director compensation, Company management provides recommendations to the Compensation and Plan Administration Committee, which are considered by the committee in the discharge of its duties. The charter of the Compensation and Plan Administration Committee is posted on the Company’s website at www.edcih.com under the headings “Investor Center” and “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

    No member of the Compensation and Plan Administration Committee has ever been an officer or employee of the Company. During 2008, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which a member of the Board of Directors of the Company was an executive officer. During 2008, no director or member of the Compensation and Plan Administration Committee served as an executive officer of any other entity of which an executive officer of the Company served as a member the Board of Directors or compensation committee.

DIRECTOR COMPENSATION

The following table provides the compensation earned by the Company’s non-employee directors during the year ended December 31, 2008. Clarke H. Bailey, the non-executive Chairman of the Board of the Company, is not included in the Director Compensation table because he is an employee of the Company. He does not receive compensation under the non-employee director compensation plan described below.

	Fees	Stock	Option
	Earned	Awards	Awards
Name	($)(1)	($)(2)	($)(3)	Total ($)

Ramon D. Ardizzone	25,650	16,200	—	41,850
Donald S. Bates	38,700	16,200	—	54,900
Cliff O. Bickell	41,400	16,200	—	57,600
Robert L. Chapman, Jr.	27,563	16,200	—	43,763
Peter W. Gilson	32,850	16,200	—	49,050
Horace H. Sibley	38,250	16,200	—	54,450
Howard W. Speaks, Jr.	38,250	16,200	—	54,450

(1)
For 2008 non-employee directors earned the following fees: an annual fee of $18,000 plus $1,350 for attendance at in-person meetings and $450 for attendance at meetings via telephonic conference call;; an annual fee of $7,200 for Audit Committee participation; an annual fee of $4,500 for Compensation and Plan Administration Committee participation; an annual fee of $2,700 for Governance and Nominating Committee participation; an annual fee of $7,200 for the Audit Committee chair position; $4,500 for the Compensation and Plan Administration Committee chair position; $2,700 for the Governance and Nominating Committee chair position; and an annual fee of $3,600 for service as the lead independent director. Annual fees are paid ratably on a quarterly basis. Meeting fees are also paid on a quarterly basis.

(2)
At the 2008 Annual Meeting of Stockholders, each director in the table above, received a number of restricted stock units equal to $16,200 divided by $4.20, the fair market value of the Common Stock on the last trading day immediately preceding the 2008 Annual Meeting of Stockholders. The table above reflects the aggregate grant date fair value of the restricted stock units computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (“SFAS 123R”). See Note 20 of the Company’s financial statements for year ended December 31, 2008 for a discussion of the assumptions underlying the valuation of equity awards. At the end of 2008, the aggregate number of outstanding restricted stock units held by each director was: Mr. Ardizzone 4,647, Mr. Bates 4,647, Mr. Bickell 4,647, Mr. Chapman 3,857, Mr. Gilson 4,647, Mr. Sibley 4,647 and Mr. Speaks 4,847.

(3)
In accordance with resolutions passed by the Board, each non-employee director receives automatic formula-based awards of stock options to purchase 3,000 shares of the Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereof.  There were no Director stock options grants during 2008.  At the end of 2008, the aggregate number of outstanding stock options held by each director was: Mr. Ardizzone 14,000, Mr. Bates 9,000, Mr. Bickell 6,000, Mr. Chapman 3,000, Mr. Gilson 9,000, Mr. Sibley 9,000 and Mr. Speaks 9,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Overview

The following Compensation Discussion and Analysis reviews the Company’s and Compensation and Plan Administration Committee’s (the “ Committee ”) executive compensation program, policies and decisions with respect to the Company’s executive officers listed in the Summary Compensation Table below (the “ named executive officers ”). For fiscal year 2008, the named executive officers consisted of:

•	Clarke H. Bailey, Interim Chief Executive Officer and non-executive Chairman of the Board of the Company;

•	Michael W. Klinger, Executive Vice President, Chief Financial Officer and Treasurer of the Company;

•	Matthew K. Behrent, Executive Vice President, Corporate Development of the Company;

•	Roger J. Morgan, Executive Vice President, International Operations of EDC;

•	Jordan M. Copland, Former Interim Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of the Company;

•	Thomas Costabile, Former President and Chief Operating Officer of EDC;

Executive Compensation Philosophy and Objectives

Philosophy:  The Compensation philosophy of the Company is to structure the Company’s various compensation programs in a way that assists the Company in attracting and retaining a talented employee group and senior management team as well as a Board of Directors. The Company’s compensation programs must also consider the returns generated to its shareholders. The Company strives for internal compensation equity among employees and differentiates based on factors including seniority, experience, performance, and value to the Company, all within the fabric of the performance of the Company’s Common Stock and operations as a whole, including the Company’s majority investment in EDC, LLC.

Compensation Objectives:  The Committee bases its executive compensation programs on the same objectives that guide the Company in establishing all of its compensation programs:

•
Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns, because such employees are more able to affect the Company’s results.

•
Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other premier employers who compete with the Company for talent.

•
Compensation should reward performance.  Our programs should deliver top-tier compensation given top-tier individual and Company performance; likewise, where individual performance falls short of expectations and/or Company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced.

•
Compensation should foster success in the relevant industry measured both in the short-term as well as the long-term. While the Company is currently focused on its acquisition process in addition to the manufacturing and distribution of entertainment products, previously it was involved in various aspects of the telecommunications and technology industry, and certain executives were primarily focused on the Company’s acquisition strategy.

•
To be effective, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals. No matter how comprehensive a performance measure may be in theory, if in practice employees cannot easily understand how it works or how it relates to their daily jobs, it will not be an effective motivator.

•
Compensation and benefit programs should be egalitarian. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

The Committee’s Processes

The Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation programs are achieving its objectives. Among those are:

•
Assessment of Company/Subsidiary/Division Performance.  The Committee uses Company-wide performance measures in establishing total compensation ranges. The Committee considers various measures of Company and industry performance, including earnings per share, net income, EBITDA, market capitalization and other financial measures to assess Company performance. In a period where Company performance is declining substantially, the Company-wide performance measures will typically supersede the assessment of individual performance and make it less likely that executive bonuses are paid. The size of the bonus pool is also adjusted to reflect the Company’s market performance both independently and in comparison to its peer group.

•
Assessment of Individual Performance.  Individual performance has an impact on the compensation of all employees, including the named executive officers. Once the size of the bonus pool has been established, the Committee receives a performance assessment and compensation recommendation for each executive officer from the CEO. The Committee also exercises its independent judgment to determine the appropriateness of the CEO’s recommendations. The performance evaluation of the named executive officers is based on achievement of management objectives and expectations established throughout the year, including meeting or exceeding Board approved revenue and EBITDA forecasts by the executive and his or her organization, his or her contribution to the Company’s performance, and other leadership accomplishments. In addition to these financial objectives, the CEO is evaluated on integrity, leadership, judgment, vision, operational management, Board relations and external relations. The Committee determines the CEO’s bonus.

•
Total Compensation Review.  The Committee annually reviews each executive officer’s base pay, bonus, and level of current equity incentives. In addition to these primary compensation elements, the Committee reviews the perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios. Following the 2008 review, the Committee determined that these elements of compensation were reasonable in the aggregate, particularly given the Company’s current financial results and declining industry.

•
Global and Regional Economic Conditions.  The Committee reviews national and international economic conditions that affect credit availability, employment conditions and trends in those areas.  Credit conditions impact the Company’s ability to expand and also impacts our customer’s continued business capabilities.  Employment conditions are reviewed as indicators of the Company’s executive management retention capabilities.

The table below summarizes the procedures used to assist in ensuring that the Company’s executive compensation programs are achieving its objectives

1	Individual Performance	Level above or below that which was and remains expected of employee by the Company based on the high level of fixed salary.
2	Division/Location Performance
a) Revenues, EBITDA and, operating margins (absolute, relative to prior years, relative to prior year Plan, and viewed with level of difficulty required to obtain that which was achieved), free cash flow, balance sheet fragility, etc.
b) Employee headcount conditions

3	Subsidiary Performance;
a) Revenues gross, EBITDA and, operating margins (absolute, relative to prior years, relative to 2008 Plan, and viewed with level of difficulty required to obtain that which was achieved),  free cash flow, balance sheet fragility, etc.
b) Employee headcount conditions

4	CD Manufacturing and Distribution Industry Performance	a) I Industry sales strength (increasing or decreasing) b) Product sustainability
5	Global and Regional Economic Conditions	a) E Economic environment and forecast Credit availability
6	EDCI Holdings, Inc. Stock Performance	Publicly traded parent stockholder returns
7	Individual Salary Compensation Level	a) Criteria 1-6 above, b) Current market rate of compensation required if Company were to hire a replacement employee for the same position.

In addition to the processes described above, certain elements of the compensation of those of the Company’s executive officers who joined the Company in connection with the EDC, LLC acquisition was structured as part of the terms of the EDC, LLC acquisition through the negotiation of employment agreements and other arrangements relating to ownership of EDC, LLC, certain of which were revised in 2007 as further described below. While the Committee’s compensation objectives and processes were taken into account during these negotiations, the overall goals of the acquisition and post-closing integration of the EDC, LLC business with the Company’s existing operations were taken into consideration as well.

Changes Relating to Executive Officers During 2008 And 2009

On September 19, 2008, the Company announced that a) Jordan M. Copland’s employment with the Company was terminated effective immediately following a September 19, 2008 meeting of the Company’s Board of Directors, such meeting scheduled September 18, 2008 with the explicit purpose of determining whether to terminate Mr. Copland based on his performance; and b) Mr. Copland submitted a letter indicating his resignation from the Company.

As a result of the above, on September 19, 2008, Clarke H. Bailey was appointed to the position of Interim Chief Executive Officer of the Company.  Mr. Bailey continued in his position as Executive Chairman of the Board of Directors as well.  As a result of his new role, effective October 3, 2008, the Board of Directors of the Company approved new compensation for Clarke H. Bailey consisting of an annual base salary of $450,000 and a car allowance of $700 per month, and on October 27, 2008, the Company and Mr. Bailey entered into a letter agreement (the “Bailey Agreement”) memorializing such terms.  On January 5, 2009, in connection with the appointment of Robert L. Chapman, Jr. as Chief Executive Officer of the Company, Mr. Bailey returned to his prior position as non-Executive Chairman of the Board of Directors of the Company.  On March 10, 2009, as a result of him returning to the position of non-Executive Chairman and in recognition of his continued involvement Mr. Bailey’s 2009 annualized salary was set at $250,000 per year.  Mr. Bailey will no longer participate in the Company’s annual incentive plan and will not continue to receive a car allowance.  Further details of the Bailey Agreements are described below under “Employment and Severance Agreements” beginning on page 25.

Also as a result of the above, on September 19, 2008 the Board of Directors of the Company appointed Michael W. Klinger as Executive Vice President and Chief Financial Officer. Mr. Klinger had been the Vice President, Finance of the Company since 2005. The Company and Mr. Klinger entered into a letter agreement (the “Klinger Agreement”), dated October 3, 2008, to confirm certain terms of Mr. Klinger’s continued employment with the Company and to reflect Mr. Klinger’s new title and duties.  Pursuant to the Klinger Agreement, Mr. Klinger receives an annual base salary of $250,000 and a car allowance of $400 per month.  Further details of the Klinger Agreement are described below under “Employment and Severance Agreements” beginning on page 25.

   On January 2, 2009, the Board of Directors of the Company appointed Robert L. Chapman Jr., as Chief Executive Officer.  In conjunction with the appointment of Mr. Chapman to his new position, the Company and Mr. Chapman entered into a letter agreement (the “Chapman Employment Agreement”), dated January 2, 2009, to confirm certain terms of Mr. Chapman’s employment with the Company.  Pursuant to the Chapman Employment Agreement, Mr. Chapman will receive $38,750 per month (the “Base Salary”), $18,750 of which is paid in cash in bi-weekly installments (the “Cash Portion of Base Salary”) and $18,750 of which is paid monthly through the issuance and delivery, within five days of the second bi-weekly payment of the Cash Portion of Base Salary each calendar month, of shares of common stock of the Company (“EDCI Shares”), issued in a valid private placement under federal securities laws (the “Stock Portion of Base Salary”). The Stock Portion of Base Salary vests fully upon issuance and is not subject to forfeiture for any reason, but such shares may only be transferred pursuant to an exemption from registration under federal securities law.  The number of EDCI Shares issued and delivered for each monthly payment of the Stock Portion of Base Salary is calculated by dividing $18,750 by the average daily closing price of EDCI Shares on the Nasdaq Stock Market, or other primary market (e.g., Pink Sheets) should EDCI Shares cease to trade on the Nasdaq Stock Market, during the calendar month immediately preceding the calendar monthly period in which issuance and delivery is being made.   If EDCI Shares do not trade on any particular business day during which the Nasdaq Stock Market was open for trading, the closing price of EDCI Shares on the most recent, prior trading day on which EDCI Shares traded shall be used for that current day’s pricing in performing the monthly average calculation described above

On February 9, 2009, the Company and Mr. Costabile signed a separation agreement and general release of claims.  The primary terms of the separation agreement included, but were not limited to, a) a lump sum payment of $88,942 be made to Mr. Costabile (gross of payroll withholdings and deductions), b) a mutual, general release of claims between the Company (and related entities) and Mr. Costabile, and c) Mr. Costabile’s agreement to disassociate himself from the Company (and related entities).

Components of Executive Compensation for 2008

For 2008, the compensation of the named executive officers contained the same primary components as were provided to other levels of management — base salary and cash bonus award potential.  The following guidelines were used to establish compensation and bonus awards for management:

Base Salary

Base salary is the guaranteed element of a named executive officers’ annual cash compensation. The value of base salary reflects the named executive officers’ responsibilities, long-term performance, skill set and the market value of that skill set. In reviewing base salaries for 2008, the Committee considered the following factors:

•
The corporate “merit budget,” meaning the Company’s overall budget for base salary increases. No merit increases were given to the named executive officers during 2008, primarily as a result of cost containment initiatives given the Company’s financial performance for the year and the declining demand for the Company’s products.

•	Internal relativity, meaning the relative pay differences for different job levels.

•
Individual performance.  Historically, base salary increases have been driven by individual performance assessments. As noted above, no individual performance increases were given to the named executive officers during 2008. Given the Company’s current financial and industry conditions, individual performance did not play as significant a role in setting compensation during fiscal 2008.

•
Change in Responsibilities.  Messrs. Bailey and Klinger were both appointed to  new roles during September 2008 with a resulting increase in their responsibilities.  See “Changes Relating to Executive Officers During 2008, above.

•	Consideration of the mix of overall compensation.

Cash Incentive Bonuses

         The Company has historically maintained a cash incentive bonus program tied to Company financial performance in order to better align employees’ performance with the Company’s performance for the current year. Cash incentive bonuses for all management employees worldwide are determined by the Committee in light of such performance. Recognizing that the Company’s majority investment in EDC, LLC operates in a declining and challenging market, it remains management’s responsibility to help establish and meet Company goals approved by the Board. For fiscal 2008, after evaluating the declining market and overall business environment the Committee elected not to  implement the approved performance-based executive bonus plan for the year, but maintained discretion to pay bonuses for individual performance.

At the end of fiscal 2008, the Committee reviewed the overall performance of all named executive officers and elected not to pay any cash incentive performance bonuses.

At the end of fiscal 2008, the Committee reviewed the overall performance of all named executive officers and elected not to pay any cash incentive bonuses.

Equity Incentives — EDC, LLC Profits Interests

Upon the completion of the 2005 acquisition of the U.S. and central European CD and DVD manufacturing and distribution operations from Universal Music Group, EDC, LLC issued profits interests units to certain executives, including Messrs Costabile, and Morgan. Half of these units are Tier 1 Profits Interests, one quarter are Tier 2 Profits Interests and one quarter are Tier 3 Profits Interests, and the total amount of all profits interests are similarly allocated among the tiers. Holders of the profits interests as a group are entitled to up to 27.56% of certain distributions made by EDC, LLC, which distributions are subject to the Board of Directors’ discretion and other conditions. The profits interests are designed to work like options, and they vest over a two-year period or upon a change in control of EDC. Employment agreements and the profits interests granted to management of EDC, LLC were negotiated as part of the negotiation of the acquisition of EDC. The profits interest structure was used instead of stock options because at the time of the acquisition, a limited liability company could not grant options without tax risks. EDC, LLC was structured as a limited liability company to maximize the utilization of the Company’s tax loss carryforwards. As such, the profits interest structure was created to incentivise management in lieu of stock options.

As a consequence of the profit interest structure, Messrs Costabile and Morgan have not been issued any stock options or restricted stock in the Company. See “Outstanding Equity Awards and Fiscal Year End” below for additional information regarding the EDC, LLC profits interests and units held by Costabile and Morgan.

Equity Incentives — Stock Options

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. The Company’s 10-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key employees because they typically vest over time (usually three years) and, if not exercised, are forfeited if the employee leaves the Company. The three-year vesting also helps keep employees focused on long-term performance. The Company does not reprice options; likewise, if the stock price declines after the grant date, the Company does not replace options.

Each year, the Committee reviews key employees’ overall compensation, including the grant of stock options. Due to the Company’s decision to explore strategic alternatives, the steep decline in the price of the Company’s Common Stock and taking into account the other retention mechanisms in place, no option grants were made to any employees, including the named executive officers, during 2008.

Employee and Post-Employment Benefits

The Company offers core employee benefits coverage in order to:

•	provide our global workforce with a reasonable level of financial support in the event of illness or injury, and

•	enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, short-term and long-term disability coverage (provided that certain long-term disability benefits are provided only to executive officers at the Company’s expense), and life insurance. In addition, the Company’s 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with the Company. All U.S. employees, including executive officers, are eligible to participate in these plans. The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.

Deferred Compensation Program

The Company maintains a deferred compensation plan pursuant to which certain employees may defer receipt of part or all of their cash compensation. The program allows eligible employees to save for retirement in a tax-effective way at minimal cost to the Company. None of the named executive officers deferred any portion of their salary under the deferred compensation plan in 2008.

Severance Benefits

Severance benefits are provided from time to time to executive officers as a result of negotiations of their employment agreements. The Committee does not have a standard program applicable to all executives, but has negotiated severance or other enhanced benefits for named executive officers upon termination of their employment without cause, for good reason, or due to termination for a period of time subsequent to a change in control. Such arrangements are negotiated from time to time in an effort to provide appropriate incentives to executives joining the Company and are negotiated based on the Committee’s understanding of standard market practice in the entertainment or distribution industry, or, for prior arrangements, other relevant industries and terms available to other executives of the Company. Further, with respect to payments due to termination subsequent to a change in control, the Committee believes such arrangements are appropriate in that they protect income for executives who would likely be involved in due diligence decisions regarding and/or successful implementation of merger and acquisition activity and who are at risk for job loss if a takeover occurs. The Board of Directors believes that it is in the best interest of the Company and its stockholders to maintain such agreements in order for the Board to be able to receive and rely upon the executive’s advice and counsel as to the best interests of the Company and its stockholders without concern that the executive might be distracted or influenced by the personal uncertainties and risks created by merger and/or acquisition proposals or threats. The terms of these arrangements were approved by the Board of Directors as reasonable termination compensation for the named executive officers in order to encourage management to remain with the Company and to continue to devote full attention to the Company’s business during any potential change in control activity.

See “Employment and Severance Agreements” below for a detailed description of these negotiated severance benefits and separation payments.

Accounting and Tax Considerations

In connection with the negotiation of compensation arrangements and the structuring of the Company’s compensation packages, the Committee takes into account the accounting and tax impact to the Company of the various structures under consideration. The Committee also considers the application of the Internal Revenue Code’s disallowance of corporate deductions for annual compensation in excess of $1 million paid to certain executive officers of publicly held corporations, i.e. Section 162(m), when structuring compensation levels and forms of compensation. While this cap would be applicable to the Company’s named executive officers, their nonexempt compensation levels for 2008 were below this cap. When appropriate, the Committee intends to use performance based compensation within the meaning of 162(m) to avoid any limit on deductibility.

Section 409A of the Internal Revenue Code is a relatively new federal tax provision. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. All compensation agreements entered into or modified during 2008 were structured to comply with Section 409A.

Compensation Committee Report

The Compensation and Plan Administration Committee (“we” or “the committee ”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the Company’s stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 15-22 of this proxy statement/prospectus and are satisfied that it fairly and completely represents the philosophy, intent, and actions of the committee with regard to the named executive officers. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus for filing with the Securities and Exchange Commission.

Compensation and Plan Administration Committee
Howard W. Speaks, Jr. (Chairman)
Donald S. Bates
Peter W. Gilson

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)	Total ($)
Clarke H. Bailey	2008	277,500	-	-	-	11,648 (8)	289,148
Interim Chief Executive	2007	320,000	-	-	-	11,648 (8)	331,648
Officer	2006	632,232	-	169,938	-	42,902 (9)	845,072

Michael W. Klinger	2008	197,500	60,000 (5)	-	-	16,700 (10)	274,200
Executive Vice President	2007	190,498	20,000 (6)	-	-	15,500 (11)	225,998
Chief Financial Officer	2006	151,385	50,000 (6)	-	-	15,500 (11)	216,885

Thomas Costabile	2008	450,008	100,000 (5)	-	-	37,707 (12)	587,715
President	2007	450,008	-	-	-	57,398 (13)	507,406
and Chief Operating Officer of EDC, LLC	2006	450,008	-	-	-	153,147 (14)	603,155

Matthew K. Behrent	2008	260,000	260,000 (5)	-	-	9,365 (8)	529,365
Executive Vice President,	2007	260,000	-	-	-	9,365 (8)	269,365
Corporate Development	2006	234,615	20,000 (7)	443,938	-	-	698,553

Roger Morgan (2)	2008	278,277	-	-	-	84,980 (15)	363,257
Executive Vice President	2007	299,595	-	-	-	90,594 (16)	390,189
International Operations of EDC	2006	293,865	-	-	225,000	112,940 (17)	631,805
Jordan M. Copland (1)	2008	243,750	325,000 (5)	-	-	36,000 (18)	604,750
Former Interim Chief Executive	2007	325,000	-	-	-	17,400 (10)	342,400
Officer and Chief Financial Officer	2006	12,500	-	859,950		-	872,450

(1)	Mr. Copland served as the Company’s Interim Chief Executive Officer until September 2008 when Mr. Bailey was named Interim Chief Executive Officer.
(2)
Mr. Morgan is based in the United Kingdom and is paid in pounds sterling.  Mr. Morgan’s compensation is reported in U.S. dollars based upon the prevailing average exchange rate from pounds sterling to U.S. dollars during 2008 of $1.8552 per pound.

(3)
Amounts in this column reflect the aggregate grant date fair value of the options computed in accordance with SFAS 123R.  In 2007, Messrs Behrent and Copland agreed to cancel all options granted previously.  The cumulative reversal of the expense occurred at the time of cancellation. See Note 20 of the Company’s financial statements for year ended December 31, 2008 for a discussion of the assumptions underlying the valuation of equity awards.

(4)
As discussed in “Cash Incentive Bonuses” in the Compensation Discussion and Analysis, the amounts in this column reflect the cash bonus awards earned by the named executive officers under the annual cash bonus program in respect of their performance in 2006.  No cash bonuses were awarded under the cash bonus program in 2008 and 2007.

(5)	Represents bonuses paid in connection with retention contracts between the Company and the respective employees.
(6)	Represents performance-based discretionary bonuses paid for services performed during 2007 and 2006.
(7)	Mr. Behrent received a $20,000 performance-based discretionary bonus for his efforts in connection with the sale of the Company’s messaging business.
(8)	Consists of payments for a car allowance and matching contributions paid to a defined contribution plan and disability insurance premiums.
(9)	Consists of payments for a car allowance, social club fees, matching contributions paid to a defined contribution plan, and disability and life insurance premiums
(10)	Consists of payments for a car allowance and matching contributions paid to a defined contribution plan.
(11)	Consists of matching contributions paid to a defined contribution plan.
(12)	Consists of payments for a car allowance, social club fees, matching contributions paid to a defined contribution plan and disability and life insurance premiums.
(13)
Consists of payments for a car allowance, social club fees, matching contributions paid to a defined contribution plan, disability and life insurance premiums and $20,015 for the reimbursement of taxes owed by Mr. Costabile as a result of a 2005 distribution with respect to the Class B Units of EDC, LLC owned by Mr. Costabile.

(14)
Consists of payments for a car allowance, social club fees, matching contributions paid to a defined contribution plan, disability and life insurance premiums and $118,563 for additional profits interests granted to Mr. Costabile as a result of anti-dilution provisions in the EDC, LLC Agreement triggered by EDC, LLC’s acquisition of the shares of Deluxe Global Media Services Blackburn Limited in July 2006.  The value of additional profits interests is based on the valuation prepared in connection with the May 2005 acquisition of EDC.

(15)	Consists of payments for a car allowance, social club dues and a $43,437 contribution made to Mr. Morgan’s personal retirement plan.
(16)	Consists of payments for a car allowance, social club dues and a $59,190 contribution made to Mr. Morgan’s personal retirement plan.
(17)
Consists of payments for a car allowance, social club fees, a $59,124 contribution made to Mr. Morgan’s personal retirement plan and a $20,000 discretionary bonus for his efforts in connection with the integration of Deluxe Global Media Services Blackburn Limited.

(18)	Consists of payments for a car allowance, matching contributions paid to a defined contribution plan and $20,000 related to a payout for accrued vacation upon separation from the Company.

		Number of Securities
	Number of Securities	Underlying		Option
	Underlying Unexercised	Unexercised Options	Option Exercise	Expiration
Name	Options (#) Exercisable	(#) Unexercisable	Price ($)	Date

Clarke H. Bailey	5,000	—	33.20	4/30/2009
	10,000	—	29.40	10/1/2009
	20,000	—	25.00	6/7/2014
	30,000	—	23.00	6/30/2014
	2,533	—	25.00	7/21/2016
	7,500	—	23.00	12/14/2016
Michael W. Klinger	—	—	—	—
Matthew K. Behrent	—	—	—	—
Roger J. Morgan (2)	—	—	—	—
Thomas Costabile (1)	—	—	—	—
Jordan M. Copland	—	—	—	—

(1)
Mr. Costabile holds 2,985 units of profits interests, all of which are fully vested, in the Company’s subsidiary EDC, LLC, which represent 18.14% of the total profits interests in EDC. These profits interests were awarded to him as compensation in a prior fiscal year. Mr. Costabile also owns 350 Class B Units of EDC, LLC, which were purchased by Mr. Costabile in connection with the EDC, LLC acquisition in May 2005

(2)
Mr. Morgan holds 375 units of profits interests, all of which are fully vested, in the Company’s subsidiary EDC, LLC, which represent 2.28% of the total profits interests in EDC. These profits interests were awarded to him as compensation in a prior fiscal year. Refer to “Equity Incentives — EDC, LLC Profits Interests” in the Compensation Discussion and Analysis for additional information about the profits interests and Class B Units

(3)	In 2007, Messrs Behrent and Copland agreed to cancel all options previously granted

Option Exercises and Stock Vested

    No stock options were exercised by the named executive officers during fiscal 2008 and no shares of restricted stock were outstanding or vested with respect to any named executive officers during fiscal 2008.

Non-Qualified Deferred Compensation

    None of the named executive officers deferred any portion of their salary under the Non-Qualified Deferred Compensation Plan in 2008.

Employment and Severance Agreements

    Bailey Employment Agreement.  On September 19, 2008, Clarke H. Bailey was appointed to the position of Interim Chief Executive Officer of the Company.  Mr. Bailey continued in his position as Non-Executive Chairman of the Board of Directors as well.  As a result of his new role, effective October 3, 2008, the Board of Directors of the Company approved new compensation for Clarke H. Bailey consisting of an annual base salary of $450,000 and a car allowance of $700 per month, and on October 27, 2008, the Company and Mr. Bailey entered into a letter agreement (the “Bailey Agreement”) memorializing such terms.  The Committee approved the October 3 compensation and the October 26 employment agreement for Mr. Bailey to confirm certain terms of his continued employment and to reflect his new title and duties.

The Bailey Agreement also provided that Mr. Bailey would be eligible to participate in the Company’s annual bonus plan and receive discretionary bonus awards, as determined by the Board of Directors of the Company in its sole discretion from time to time, and participate in all retirement plans, life, medical/dental insurance plans and disability insurance plans of the Company, to the extent eligible.  The Bailey Agreement could be terminated by the Company or Mr. Bailey at any time upon two weeks notice.  The Bailey Agreement superseded any prior offer letter or other agreement involving Mr. Bailey’s employment by the Company.

On January 5, 2009, in connection with the appointment of Robert L. Chapman, Jr. as Chief Executive Officer of the Company, Mr. Bailey returned to his prior position as non-Executive Chairman of the Board of Directors of the Company.  On March 10, 2009, as a result of him returning to the position of non-Executive Chairman and in recognition of his continued involvement, Mr. Bailey’s 2009 salary was set at $250,000 per year.  Mr. Bailey will no longer participate in the Company’s annual incentive plan and will not continue to receive a car allowance.

Klinger Employment Agreement.  On September 19, 2008, the Board of Directors of the Company appointed Michael W. Klinger as Executive Vice President and Chief Financial Officer. Previously, Mr. Klinger had been the Vice President, Finance of the Company since 2005. The Company and Mr. Klinger entered into a letter agreement (the “Klinger Agreement”), dated October 3, 2008.  The Committee approved the employment agreement for Mr. Klinger to confirm certain terms of his continued employment and to reflect his new title and duties and to provide certain severance and change in control protections to him consistent with terms negotiated with other executive officers.  Under the Klinger Agreement, Mr. Klinger receives an annual base salary of $250,000  and monthly car allowance of $400.  The Klinger Agreement also provides that Mr. Klinger will be eligible to participate in the Company’s annual bonus plan and that Mr. Klinger will continue to be entitled to the “stay bonus” of $60,000 offered to him in his prior position with the Company during 2007.  Taking into account the Company’s review of strategic alternatives for EDC, LLC in 2007 the Committee believed it appropriate to provide Mr. Klinger with a retention bonus, to ensure that he remains with the Company through any such strategic transaction.  The stay bonus was payable in a lump sum if he remains employed by the Company through October 31, 2008 or, if a change in control occurred prior to October 31, 2008, he remained employed by the Company or any successor to the Company following the change in control, through the 90 day anniversary of such change in control or October 31, 2008, whichever came first.  During 2008, Mr. Klinger satisfied the conditions of the retention portion of his agreement and was paid out a retention bonus of $60,000.

In the event that Mr. Klinger’s employment is terminated by the Company without cause or by Mr. Klinger with good reason, Mr. Klinger is entitled to receive: (i) a lump sum severance payment equal to his then current annual base salary, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and then participating in the annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year, (v) any other compensation payments or benefits which have accrued and are payable, and (vi) medical and dental coverage for Mr. Klinger and his dependents for 12 months.

If Mr. Klinger’s employment is terminated within three years after a change in control of the Company (see below for definition of change in control), for any reason other than for cause, Mr. Klinger is entitled to receive: (i) a lump sum severance payment equal to his then current annual base salary, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and he is then participating in the Company’s annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year,  (v) any other compensation payments or benefits which have accrued and are payable and (vi) medical and dental coverage for Mr. Klinger and his dependents for 12 months.

The following table provides the estimated value of the benefits that Mr. Klinger would have received had his employment been terminated on the last business day of 2008 under the scenarios described below or had a change in control of either the Company or EDC, LLC occurred on the last business day of 2008.  The table does not include benefits that are generally available to all salaried employees.

Benefits and Payments upon Termination	Termination by the Company Not For Cause ($)	Resignation For Good Reason ($)	Termination Following a Change in Control of the Company ($)	Change in Control of EDC, LLC, (whether with or without a subsequent Termination)($)	Change in Control of the Company ($)	Disability ($)	Death ($)
Compensation:
Salary	250,000 (1)	250,000 (1)	250,000 (1)	-	-	-	-
Cash bonus	-	-	-	-	-	-	-
Stock options	-	-	-	-	-	-	-
Profits interests in EDC	-	-	-	-	-	-	-

Benefits and Perquisites:
Contribution to personal retirement plan	-	-	-	-	-	-	-
Healthcare benefits	12,461	12,461	12,461	-	-	-	-
Reimbursement of social club fees	-	-	-	-	-	-	-
Car allowance	-	-	-	-	-	-	-
Total	262,461	262,461	262,461	-	-	-	-

    (1) Payable in a lump sum.

Behrent Employment Agreement.  On December 27, 2007, the Company and Mr. Behrent entered into a new letter agreement (the “Behrent Agreement”) providing the terms and conditions of his employment as Executive Vice President, Corporate Development of the Company, a position to which he was appointed in November 2007.  The Behrent Agreement replaced the Severance Agreement entered into between Mr. Behrent and the Company on August 26, 2005.  The Committee approved the amended employment agreement for Mr. Behrent to confirm certain terms of his continued employment, to reflect his new title and duties, in consideration for his relinquishment of certain contractual right to receive stock options upon future acquisitions or dispositions, to provide certain severance and change in control protections to him consistent with terms negotiated with other executive officers, and to provide for a retention bonus.  Under the Behrent Agreement, Mr. Behrent’s annual base salary remained $260,000 and Mr. Behrent was provided a monthly car allowance of $700.  Taking into account the Company’s review of strategic alternatives for EDC, LLC beginning in 2007, the Committee believed it appropriate to provide Mr. Behrent with a retention bonus, to ensure that he remains with the Company through any such strategic transaction.  The retention bonus provided was in an amount equal to his annual base salary payable in a lump sum if he remained employed by the Company through September 1, 2008 or, in the event a change in control occurred prior to September 1, 2008, he remained employed by the Company or any successor to the Company following the change in control, through the ninety day anniversary of the change in control or September 1, 2008, whichever came first.  Concurrent with the Behrent Agreement, Mr. Behrent also agreed to the cancellation of all outstanding stock options held by him covering an aggregate of 42,553 shares.  The stock options cancelled had exercise prices that were significantly above the market price of the Common Stock at the time of cancellation.

In August 2008, the Behrent Agreement was amended to eliminate future severance payments, as follows.  The Behrent Agreement originally provided that if Mr. Behrent’s employment was terminated by the Company without cause or by Mr. Behrent with good reason, Mr. Behrent was entitled to receive: (i) a lump sum severance payment equal to his then current base salary, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and then participating in the annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year, (v) any other compensation payments or benefits which have accrued and are payable, and (vi) medical and dental coverage for Mr. Behrent and his dependents for 12 months.  In August, 2008, shortly prior to the date Mr. Behrent would have satisfied the conditions of the retention portion of his employment agreement without any further actions, Mr. Behrent was requested by the Compensation Committee to enter into an amendment to his employment agreement providing that upon the payment of such retention bonus, Mr. Behrent would no longer be entitled to the lump sum severance payments (items (i) and (iv) above) and continued health care benefits (item (vi) above) he was entitled to under the then existing Behrent Agreement, and on August 25, 2008, Mr. Behrent entered into such amendment.  On September 2, 2008, Mr. Behrent satisfied the conditions of the retention portion of his employment agreement and was paid out a retention bonus of $260,000.

If Mr. Behrent’s employment is terminated within three years after a change in control of the Company (see below for definition of change in control), for any reason other than for cause, Mr. Behrent is entitled to receive: (i) a lump sum severance payment equal to 250% of his base salary at the time of termination (or if greater, his base salary prior to the change in control), provided that, if Mr. Behrent has received a “stay bonus” payment in the calendar year in which such severance benefit becomes payable, the amount of the severance benefit will be reduced by the amount of such “stay bonus”, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and he is then participating in the Company’s annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year,  (v) any other compensation payments or benefits which have accrued and are payable and (vi) medical and dental coverage for Mr. Behrent and his dependents for 12 months.

The following table provides the estimated value of the benefits that Mr. Behrent would have received had his employment been terminated on the last business day of 2008 under the scenarios described below or had a change in control of either the Company or EDC, LLC occurred on the last business day of 2008.  The table does not include benefits that are generally available to all salaried employees.

Benefits and Payments upon Termination	Termination by the Company Not For Cause ($)	Resignation For Good Reason ($)	Termination Following a Change in Control of the Company ($)	Change in Control of EDC, LLC (whether with or without a subsequent Termination) ($)	Change in Control of the Company ($)	Disability ($)	Death ($)
Compensation:
Salary	-	-	650,000 (1)	-	-	-	-
Cash bonus	-	-	-	-	-	-	-
Stock options	-	-	-	-	-	-	-
Profits interests in EDC	-	-	-	-	-	-	-

Benefits and Perquisites:
Contribution to personal retirement plan	-	-	-	-	-	-	-
Healthcare benefits	-	-	265	-	-	-	-
Reimbursement of social club fees	-	-	-	-	-	-	-
Car allowance	-	-	-	-	-	-	-
Total	-	-	650,265	-	-	-	-

(1)	Payable in a lump sum.

    Morgan Service Agreement.  On July 19, 2005, the Company and Mr. Morgan entered into a service agreement (the “Morgan Agreement”) which specifies the terms under which Mr. Morgan serves as Executive Vice President International Operations of EDC, LLC .  Mr. Morgan’s employment agreement is with Glenayre Electronics (UK) Ltd (“Glenayre (UK)”), a wholly-owned subsidiary of EDC, LLC, but a wholly-owned subsidiary of the Company guarantees all of Glenayre (UK)’s obligations to Mr. Morgan under the Morgan Agreement.  The Morgan Agreement sets Mr. Morgan’s annual base salary at £150,000 per year ($278,277 at a 2008 average exchange rate of 1.8552).  Glenayre (UK) also makes annual contributions equal to 20% of Mr. Morgan’s base salary to Mr. Morgan’s personal retirement plan.  Under the Morgan Agreement, Mr. Morgan is also eligible to participate in the Executive Bonus Plan pursuant to which Mr. Morgan may earn a bonus of up to 100% of his base salary.

Mr. Morgan may elect to have all or a portion of any bonuses paid into his personal retirement plan, in which case Glenayre (UK) will match 12% of the bonus Mr. Morgan allocates to his personal retirement account.

Under the Morgan Agreement, Mr. Morgan is also reimbursed for 100% of the cost he incurs to maintain a medical insurance policy, and he also receives and a £5,000 per year allowance for social club fees and a £15,000 per year car allowance ($1,497 and $27,828, respectively, at an exchange rate of 1.8552 during 2008).  In addition, Mr. Morgan is the beneficiary of the following insurance policies, the premiums on which are paid by Glenayre (UK): (i) a £600,000 ($1,113,120 at an exchange rate of 1.8552 during 2008) group life insurance policy, (ii) a group income protection policy covering 60% of Mr. Morgan’s base salary (during the period Mr. Morgan receives payments under this policy, Glenayre (UK) will continue to contribute an amount equal 20% of Mr. Morgan’s base salary to his personal retirement plan), (iii) personal accident coverage equal to two times his base salary and (iv) business travel insurance.

Under the Morgan Agreement, Mr. Morgan received profits interests in EDC, LLC, which represent the right to receive EDC, LLC’s distributed profits after the Company has received a return of its equity capital contribution and certain internal rate of return hurdles and other profitability conditions have been met.  One-third of the profits interests vested during each of 2005, 2006, and 2007.

If Glenayre (UK) terminates Mr. Morgan’s employment without giving Mr. Morgan 12-months notice (other than termination for gross misconduct) or Mr. Morgan resigns under circumstances that amount to constructive dismissal, then Mr. Morgan is entitled to receive (i) any accrued and unpaid salary, bonus and vacation and (ii) a lump sum payment equal to 95% of the salary and benefits he would have received during the 12-month notice period.  The Company may opt to continue providing Mr. Morgan with benefits during the 12-month period in lieu of making a cash payment to him for such benefits.  Mr. Morgan has a written agreement that provides for the conclusion of his employment, subject to modification, on January 31, 2010.

    The following table provides the estimated value of the benefits that Mr. Morgan would have received had his employment been terminated on the last business day of 2008 under the scenarios described below or had a change in control of either the Company or EDC, LLC occurred on the last business day of 2008.  Because Mr. Morgan is based in the United Kingdom and is paid in pounds sterling, the amounts in the table are based upon the prevailing average exchange rate from pounds sterling to U.S. dollars during 2008.  Furthermore, the table does not include benefits that are generally available to all salaried employees.

Benefits and Payments upon Termination	Termination by the Company Not For Cause ($) (1)	Resignation as a Result of Constructive Dismissal or Termination upon Less Than 12-Months Notice ($)	Termination Following a Change in Control of Company ($) (2)	Change in Control of EDC, LLC (whether with or without a subsequent Termination) ($)	Change in Control of the Company	Disability ($)	Death ($)
Compensation:
Salary	-	278,277 (3)	-	-	-	-	1,113,108 (4)
Cash bonus	-	-
Stock options	-	-	-	-	-	-	-
Profits interests in EDC	-	-	-	-	-	-	-

Benefits and Perquisites:
Contribution to personal retirement plan	-	52,873	-	-	-	-	55,655
Healthcare benefits	-	1,383 (5)	-	-	-	-	-
Reimbursement of social club fees	-	1,422 (5)	-			-	-
Car allowance	-	26,437 (5)	-	-	-	-	-
Total	-	360,392	-	-	-	-	1,168,763

(1)	This column contains amounts due to Mr. Morgan if his employment is terminated by Glenayre (UK) providing Mr. Morgan with 12-months notice of his termination.
(2)
A change in control of the Company does not entitle Mr. Morgan to any additional benefits upon the termination of his employment.  After a change in control of the Company, Mr. Morgan will continue to be eligible to receive the termination benefits set forth elsewhere in this table.

(3)	Payable as a lump sum.
(4)
Payable in a lump sum pursuant to life insurance maintained by the Company.  Under a separate accident insurance policy maintained by the Company, Mr. Morgan would be entitled to receive up to $391,820 in payments if he was unable to work as the result of injuries sustained in an accident.  Payments under the accident policy are in lieu of payments under the disability insurance policy.

(5)	These amounts assume that Glenayre (UK) opts to continue paying for these benefits for 12-months rather that paying Mr. Morgan 95% of the cost of the benefits.

Copland Employment Agreement.  The Company was party to an employment agreement with Mr. Copland, dated December 12, 2006 and amended on December 27, 2007 (the “Copland Agreement”), which specified the terms under which Mr. Copland served as Executive Vice President and Chief Financial Officer of the Company. Mr. Copland also served as Interim Chief Executive Officer, Treasurer and Secretary of the Company during 2008.  The Committee approved the amended employment agreement for Mr. Copland to address certain inadvertent errors made in his original agreement in the definitional provisions and to provide for a retention bonus. Under the Copland Agreement, Mr. Copland received an annual base salary of $325,000 and a monthly car allowance of $700.  Taking into account the Company’s review of strategic alternatives for EDC, LLC beginning in 2007, the Committee believed it appropriate to provide Mr. Copland with a retention bonus, to ensure that he remains with the Company through any such strategic transaction.  The retention bonus provided was in an amount equal to his base salary payable in a lump sum if he remained employed by the Company through September 1, 2008 or, in the event a change in control occurs prior to September 1, 2008, he remained employed by the Company or any successor to the Company following the change in control, through the ninety day anniversary of the change in control or September 1, 2008, whichever came first.  Concurrent with the Copland Agreement, Mr. Copland also agreed to the cancellation of all outstanding stock options held by him covering an aggregate of 58,500 shares.  The stock options cancelled had exercise prices that were significantly above the market price of the Common Stock at the time of cancellation.

In August 2008, the Copland Agreement was amended to eliminate future severance payments, as follows.  The Copland Agreement originally provided that if Mr. Copland’s employment was terminated by the Company without cause or by Mr. Copland with good reason, Mr. Copland was entitled to receive: (i) a lump sum severance payment equal to his then current base salary, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and then participating in the annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year, (v) any other compensation payments or benefits which have accrued and are payable, and (vi) medical and dental coverage for Mr. Copland and his dependents for 12 months.  In August, 2008, shortly prior to the date Mr. Copland would have satisfied the conditions of the retention portion of his employment agreement without any further actions, Mr. Copland was requested by the Compensation Committee to enter into an amendment to his employment agreement providing that upon the payment of such retention bonus, Mr. Copland would no longer be entitled to the lump sum severance payments (items (i) and (iv) above) and continued health care benefits (item (vi) above) he was entitled to under the then existing Copland Agreement, and on August 25, 2008, Mr. Copland entered into such amendment.  On September 2, 2008, Mr. Copland satisfied the conditions of the retention portion of his employment agreement and was paid out a retention bonus of $325,000.

If Mr. Copland’s employment were to be terminated within three years after a change in control of the Company (see below for definition of change in control), for any reason other than for cause, Mr. Copland would have been entitled to receive: (i) a lump sum severance payment equal to 250% of his base salary at the time of termination (or if greater, his base salary prior to the change in control), provided that, if Mr. Copland has received a “stay bonus” payment in the calendar year in which such severance benefit becomes payable, the amount of the severance benefit will be reduced by the amount of such “stay bonus”, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and he is then participating in the Company’s annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year,  (v) any other compensation payments or benefits which have accrued and are payable and (vi) medical and dental coverage for Mr. Copland and his dependents for 12 months.

On September 19, 2008, the Company announced that a) Jordan M. Copland’s employment with the Company was terminated effective immediately following a September 19, 2008 meeting of the Company’s Board of Directors, such meeting scheduled September 18, 2008 with the explicit purpose of determining whether to terminate Mr. Copland based on his performance; and b) Mr. Copland submitted a letter indicating his resignation from the Company.

    Costabile Employment Agreement.  On May 9, 2005, the Company and Mr. Costabile had entered into an employment agreement, which was supplemented by a letter agreement dated December 27, 2007 (as supplemented, the “Costabile Agreement”).  The Costabile Agreement specified the terms under which Mr. Costabile served as President and Chief Operating Officer of EDC.  The Costabile Agreement set Mr. Costabile’s annual base salary as $450,000, subject to annual review, and provided that he is entitled to receive up to $10,000 per year for social club fees.  He was also eligible to participate in the Executive Bonus Plan for EDC, LLC pursuant to which Mr. Costabile could have earned a bonus of up to 100% of his base salary if EDC, LLC performs at 100% of the target established by EDC, LLC’s Board.  Pursuant to the Costabile Employment Agreement, Mr. Costabile was paid a $200,000 signing bonus, the after-tax proceeds of which he used to purchase Class B Units of EDC, LLC during 2005.  In addition, under the Costabile Agreement Mr. Costabile was required to invest an additional $200,000 to purchase Class B Units of EDC, LLC, which he purchased during 2005.  As a result of the December, 2007 amendment, the Costabile Agreement also provides for the payment to Mr. Costabile of a “stay bonus” of $100,000, payable in a lump sum if he remained employed by EDC, LLC through November 1, 2008, or, if a change in control as defined in the Costabile Supplement occurs prior to November 1, 2008 (see below for definition of change in control), he remained employed by EDC, LLC or any successor to EDC, LLC following such change in control through the 90-day anniversary of such change in control.  During 2008, Mr. Costabile satisfied the conditions of the retention portion of his employment agreement and was paid out a retention bonus of $100,000.

Under the Costabile Agreement, Mr. Costabile received profits interests in EDC, LLC, which represent the right to receive EDC, LLC’s distributed profits after the Company has received a return of its equity capital contribution and certain internal rate of return hurdles and other profitability conditions have been met.  One-third of the profits interests vested during each of 2005, 2006 and 2007.

If Mr. Costabile’s employment is terminated by the Company without cause or by Mr. Costabile for good reason, Mr. Costabile would have been entitled to receive (i) an amount equal to twice his base salary at the time of termination plus the amount of his bonus under the Executive Bonus Plan for the prior fiscal year, payable in 24 equal monthly installments, and (ii) continued medical benefits for Mr. Costabile and his dependents for a period of 12 months following termination.

             On February 9, 2009, the Company and Mr. Costabile signed a separation agreement and general release of claims.  The primary terms of the separation agreement included, but were not limited to, a) a lump sum payment of $88,941.50 to be made to Mr. Costabile (gross of payroll withholdings and deductions), b) a mutual, general release of claims between the Company (and related entities) and Mr. Costabile, and c) Mr. Costabile’s agreement to disassociate himself from the Company (and related entities).

    Change in Control Definitions.  For purposes of the Klinger and Behrent Agreements, a change in control is defined as (a) the acquisition of 25% or more of EDCI’s common stock by any person (as defined in Federal securities laws); (b) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Company immediately prior to such merger, consolidation, share exchange or similar transaction, as a group, would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (c) the consummation of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all the operating assets of the Company; (d) individuals who, as of the date of the agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or pursuant to a negotiated settlement with any such person to avoid the threat of any such contest or solicitation.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has primary responsibility for the financial statements and the financial reporting processes, including the Company’s systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement on Auditing Standards No.  61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No.  90 (Audit Committee Communications).  In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the independent registered public accounting firm’s written disclosures required by Independence Standards Board Standard No.  1 (Independence Discussions with Audit Committees).

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits.  The Audit Committee meets periodically with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the review, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for such year.

Audit Committee
Cliff O.  Bickell (Chairman)
Donald S.  Bates
Horace H. Sibley

CODE OF ETHICS

The Company has adopted a Code of Ethics (the “Code of Ethics”) which applies to all directors, officers and employees.  A copy of the Code of Ethics is posted on the Company’s website at www.edcih.com under the headings “Investor Center” and “Corporate Governance”  The Company intends to make any disclosures regarding amendments to, or waivers from, the Code of Ethics required under Form 8-K by posting such information on the Company’s website www.edcih.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not party to any reportable related party transactions in 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company.  Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required during 2008, all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.

PROPOSAL TWO: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2009.  This selection is being presented to the stockholders for their ratification at the 2009 Annual Meeting.  Representatives of Ernst & Young LLP are expected to be present at the 2009 Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and December 31, 2007 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2008	2007
Audit Fees (1)	$1,187,000	$1,513,068
Audit-Related Fees (2)	1,500	1,500
Tax Fees (3)	100,000	176,698
All Other Fees	-	-
	$1,288,500	$1,691,266

(1)
Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for full scope audit procedures regarding stand-alone financial statements for EDC.  Amounts also include professional services rendered for the audit of the Company’s internal control over financial reporting.

(2)
Audit Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax services provided by Ernst & Young LLP principally included review of and consultation regarding the Company’s federal, state and foreign tax returns and tax planning.

The Audit Committee's current practice is to pre-approve all audit services and all non-audit services to be provided to the Company by its independent registered public accounting firm.   The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2009.  Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent public accountants is not required by the Company’s By-Laws or otherwise.  The Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.

PROPOSALS OF STOCKHOLDERS

The Annual Meeting of Stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board of Directors on matters relevant to the Company.  As such, each of the Company’s directors is requested to attend in person the Annual Meeting of Stockholders.  All members of the Company’s Board of Directors attended the 2008 Annual Meeting of Stockholders in person.

In addition, it is the policy of the Company that stockholders may, at any time, communicate with any of the Company’s directors by mailing a written communication to such director, c/o Secretary, Entertainment Distribution Company, Inc., 1755 Broadway, 4th Floor, New York, New York 10019.  All communications received in accordance with these procedures will be reviewed by the office of the Secretary of the Company and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the office of the Secretary of the Company, to be improper for submission to the intended recipient.  Examples of stockholder communications that would be considered improper for submission include, without limitation, communications that:

●	do not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees,

●	relate to routine or insignificant matters that do not warrant the attention of the Board,

●	are advertisements or other commercial solicitations, or

●	are frivolous or offensive or otherwise not appropriate for delivery to directors.

To have a proposal intended to be presented at the Annual Meeting of Stockholders to be held in 2010 be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Secretary of the Company no later than January 19, 2010.  In addition, the Company’s By-Laws provide that if a stockholder desires to submit a proposal for consideration at the 2010 Annual Meeting of Stockholders, or to nominate persons for election as director at that meeting, the stockholder must deliver written notice of such proposal or nomination in writing in the form specified by the By-Laws to the Secretary of the Company no later than March 20, 2010 or such proposal will be considered untimely.  The Company’s By-Laws further provide that the presiding officer of an annual meeting shall refuse to acknowledge any untimely proposal or nomination.  Additionally, under applicable SEC rules the persons named in the proxy statement and form of proxy for the 2010 Annual Meeting of Stockholders would have discretionary authority to vote on any such untimely nomination or proposal.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the 2009 Annual Meeting other than those set forth in the Notice of the 2009 Annual Meeting.  However, if any other matters do come before the 2009 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

The Company will pay the cost of preparing the proxy materials and soliciting proxies for the annual meeting.  In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies personally, by telephone, electronically, or by other means of communication.  If our directors, officers, or employees were to solicit proxies, they would receive no additional compensation for their services.

INCORPORATION BY REFERENCE

The section in this proxy statement entitled “Audit Committee Report” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the section into another filing by reference.